Exhibit 10.1

April 16, 2014

Timothy M. Adams

10 Stevens Circle

Westwood, MA 02090

Dear Tim:

On behalf of Demandware, Inc. (“Demandware” or the “Company”), and subject to the approval and appointment by the Demandware Board of Directors (or a designated committee thereof) and further provided that the appointment by the Demandware Board of Directors shall not occur until you have advised the Company that you have terminated your current employment, I am pleased to set forth the terms of your employment with the Company:

1. You will be employed to serve on a full-time basis as Executive Vice President and Chief Financial Officer, effective on a date to be mutually agreed. You will report directly to me and have such duties and responsibilities as are customary for such position.

2. Your salary will be at a monthly rate of $26,250, annualizing to $315,000, subject to tax and other withholdings as required by law. The Company will pay your salary periodically in arrears not less frequently than monthly in accordance with the Company’s regular payroll practices as in effect from time to time (which currently provide for bi-weekly payments). Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3. You will be eligible for an annual bonus of up to $285,000. These bonuses will be based on the achievement of milestones or objectives, as determined by the Board of Directors. For the year ending December 31, 2014, this bonus will be pro-rated for the amount of time you are employed at the Company. You may participate in any and all other bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

4. You may be eligible for a maximum of 160 hours of “paid time off” per calendar year. The number of PTO hours for which you are eligible shall accrue at the rate of 6.66 hours per semi-monthly pay period that you are employed during such calendar year and will be subject to the Company’s policies, including policies relating to carry-forwards and maximum accruals. You agree that you will use your best efforts to schedule your absences at times that do not interfere with the operations of the Company.

5. Subject to Board approval, you will be granted an option to purchase 40,000 shares of Demandware, Inc. common stock and be granted 50,000 shares of Demandware, Inc. restricted stock (together these options and the restricted shares are the “Company Equity). The exercise price of the option will be set at the fair market value as of the date of grant. As more fully set forth in the Stock Option Agreement that will document the option grant and subject to your continued employment,

Timothy M. Adams

April 15, 2014

your option shall vest as follows: twenty-five percent (25%) of the shares on the one (1) year anniversary of your employment start date; and one forty-eighth (1/48th) of the shares at the end of each month starting with the thirteenth (13th) month following the start date of your employment. As more fully set forth in the Restricted Stock Agreement that will document the restricted stock grant and subject to your continued employment, the restricted stock shall vest as follows: twenty-five percent (25%) of the shares on the one year anniversary of grant date, with the balance vesting quarterly on the first day of the last month of each quarter beginning the first quarter after the first anniversary of the grant date. The Company Equity will be subject to the terms of the agreements and Company plan under which it is granted.

6. In the event of a Change of Control (as defined below), the vesting schedule for your outstanding equity awards will be accelerated in full such that 100% of such awards that are not then vested will be accelerated and become vested and exercisable upon the consummation of the Change of Control.

7. If your employment ceases for any or no reason, you (or your estate or designated beneficiary, as applicable) will be entitled to receive (in addition to any compensation and benefits you may be entitled to receive under this section): (i) any earned but unpaid salary and, to the extent consistent with general Company policy, accrued but unused vacation/paid time off through and including the date your employment with the Company ends, to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses in accordance with the Company’s policies for which expenses you have provided appropriate documentation, and (iii) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A (as defined in Exhibit A). Notwithstanding any other provision in this Agreement to the contrary, you will be entitled to severance, if any, solely through the terms of this Section 7, unless another Board-approved written agreement between you and the Company expressly provides otherwise. In addition, if, within six months after the closing of a Change of Control, the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below), you shall be eligible to receive (a) an amount equal to the remaining salary you would have received if you had been employed through the date that is twelve months following the termination date, less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll procedures over the twelve-month period following the Payment Commencement Date (as defined below), (b) payment of a lump sum equal to 100% of your target annual cash bonus for the year in which the Change of Control occurs (without regard to the relative achievement of any performance milestones which would otherwise impact payment of the target bonus) payable on the Payment Commencement Date and (c) provided that you are eligible for and elect COBRA coverage and subject to the release requirement below, the Company will pay the amount it pays for active employees with similar coverage for you and your covered beneficiaries until the earlier of the six months following the date your employment ends or the date you (or, as applicable, your beneficiaries) cease to be eligible for COBRA coverage, provided that if the Company’s paying such premiums violates nondiscrimination laws (not currently in effect), the payments will cease. To receive any of the benefits provided in this Section 7, you must deliver to

Timothy M. Adams

April 15, 2014

the Company a separation agreement and general release of claims using the form the Company then provides (releasing all releasable claims other than to payments under this Section 7 and including obligations to cooperate with the Company), which agreement and release must become irrevocable within 60 days (or such earlier date as the release provides) following the date of your termination of employment. The severance payments shall be paid or commence on the first payroll period whose cutoff date follows the date the waiver and release becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. The distribution of any severance payments shall be subject to the provisions of Exhibit A attached hereto.

8. For purposes of this Letter, “Good Reason” shall mean the occurrence, without your consent, of either of the following events or circumstances: (a) the relocation of the Company’s offices such that the location at which you must perform your primary duties is moved at least 50 miles and your daily commute is increased by at least 50 miles or (b) the substantial diminution of your duties, responsibilities or authority; provided, that you will not be treated as having Good Reason unless you have (i) given a detailed written notice to the Company of any fact or circumstance believed by you to constitute Good Reason within 90 days following the occurrence of such fact or circumstance, (ii) given the Company 30 days to cure such fact or circumstance, and (iii) ceased to be employed within 30 days following the period for cure.

9. For purposes of this Letter, “Change of Control” shall mean, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that “Change of Control” shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a “Change of Control” under (c) and/or (d) above.

10. For purposes of this offer letter, “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Board of (i) your deliberate and continual failure to satisfactorily perform your assigned duties for the Company, after 10 days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes Cause (other than as a result of authorized vacation or sickness, illness or injury), or (ii) your dishonesty, gross negligence or gross misconduct in connection with the business of the Company which has a substantial adverse effect on the Company; (b) your indictment or conviction, or the entry of a pleading of guilty or nolo contendere by you, to any crime involving moral turpitude or any felony, but excluding any conviction arising as a result of your title or position with the Company and that is not based on your personal conduct;

Timothy M. Adams

April 15, 2014

(c) your violation of any of the terms of your invention/non-disclosure or non-competition agreement with the Company, signed in connection with your execution of this letter; (d) material misrepresentation to any regulatory agency, governmental authority, outside or internal auditors, internal or external Company counsel, or the Board concerning the operation or financial status of the Company or its affiliates; or (e) material failure to follow the Company’s conduct and ethics policies and/or its written policies regarding workplace safety. You shall be entitled to at least 10 days’ prior written notice of the Company’s intention to terminate your employment for “Cause” (as defined herein) (except for conviction of a felony) specifying the grounds for such termination, and a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination.

11. You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached.

12. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

13. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

14. This Agreement and any documents referred to herein represent the entire agreement of the Parties and will supersede any and all previous contracts, arrangements or understandings between the Company and you relating to matters covered by this Agreement.

15. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice, subject to the terms specific above.

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Timothy M. Adams

April 15, 2014

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by May 1, 2014. If you do not accept this offer by May 1, 2014, this offer will be revoked.

Very truly yours,

By:	/s/ Tom Ebling
Name:	Tom Ebling
Title:	President and CEO

The foregoing sets forth the agreed upon terms of my employment by Demandware, Inc.

/s/ Timothy M. Adams	Date: April 29, 2014
Name: Timothy M. Adams

Timothy M. Adams

April 15, 2014

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, payments or benefits under Section 6 of the Letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the Letter, as applicable:

(a) It is intended that each installment of the payments and benefits provided in the Letter shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 6 of the Letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the payments and benefits due under Section 6 of the Letter that, in accordance with the dates and terms set forth herein, will be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the payments and benefits due under Section 6 of the Letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

Timothy M. Adams

April 15, 2014

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.